Exhibit 2.1


                       UNIT PURCHASE (BUY-SELL) AGREEMENT

         THIS AGREEMENT made on the 10th day of April 2006, between VOYAGER ENTERTAINMENT INTERNATIONAL, INC., a Nevada corporation ("Voyager") and WESTERN ARCHITRECTURAL SERVICES, LLC, a Utah limited liability company ("Western"), sometimes individually referred to as a "Party," or collectively as the "Parties."

                                 R E C I T A L S

A. Voyager is a public corporation in the business of developing and marketing thematic attractions, including observation wheels, restaurants, retail facilities and related entertainment.

B.       Western is a thematic/architectural manufacturer.

C. Voyager and Western desire to combine resources to increase the sales of Western.


                                   SECTION ONE
                                   -----------
                                  TERMS OF SALE
                                  -------------

         1.01. Sale of Units. In reliance upon the representations and warranties set forth herein and subject to the terms and conditions set forth in this Agreement, on the Final Closing Date, as hereinafter defined, Western shall sell and transfer to Voyager unit certificates representing all of the units of Western (the "Units").

         1.02. Purchase Price. The purchase price for the Units shall be the sum of FIVE MILLION (5,000,000) common shares of Voyager stock (the "Purchase Price") to be paid as follows:

                  1.02.1. THREE MILLION (3,000,000) shares (the "Deposit Shares") being issued within ten (10) days of the Initial Closing Date, as hereinafter defined, as a deposit.

                  1.02.2. TWO MILLION (2,000,000) shares (the "Closing Shares") to be issued at the Final Closing Date, as hereinafter defined.

                  1.02.3. Both the Deposit Shares and the Final Shares issued by Voyager to Western under this Agreement shall have a one-year restriction place on them from the Initial Closing Date, as hereinafter defined.


                                   SECTION TWO
                                   -----------
                                     CLOSING
                                     -------

         2.01. Initial Closing. The initial closing of the transaction contemplated by this Agreement (the "Initial Closing") shall be held on April 10, 2006, or at such later date as the parties may agree upon.

         2.02. Final Closing. The final closing of the transaction contemplated by this Agreement shall take place on September 11, 2006 (the "Final Closing") and is subject to the following terms and conditions:

                  2.02.1. Voyager's completion of its evaluation and identification of Western's assets, contracts, receivables and liabilities (the "Voyager Due Diligence").


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                  2.02.2.  Western's completion of its evaluation and
                           identification of Voyager's assets, contracts, receivables and liabilities (the "Western Due Diligence").

                  2.02.3. In the event that Voyager is satisfied with the Voyager Due Diligence, Voyager will cause the Closing Shares to be transferred to Western. In the event that Voyager is not satisfied with the Voyager Due Diligence, upon written notice to Western, Western will cause that the Deposit Shares are endorsed and returned to Voyager and any and all losses or profits that may have occurred during this period shall be solely the owner of the entity to which the losses or profits were derived.

                  2.02.4. In the event that Western is satisfied with the Western Due Diligence, Western will inform Voyager of the same in writing and Voyager will cause the Closing Shares to be transferred to Western. In the event that Western is not satisfied with the Western Due Diligence, upon written notice to Voyager, Western will cause that the Deposit Shares are endorsed and returned to Voyager and any and all losses or profits that may have occurred during this period shall be solely the owner of the entity to which the losses or profits were derived.

                  2.02.5. At the Final Closing the following shall occur, each action being considered a condition precedent to the others and all being considered as taking place simultaneously and each party covenanting (subject only to the terms and conditions of this Agreement) to perform or cause to be performed each such action to be performed on their or its part:

                           2.02.5.1. Western will deliver to Voyager a unit
                                    certificate representing the Units, duly issued on the books of Company in the name of Western as the.

                           2.02.5.2. Each party will execute and deliver such
                                    other documents and take or cause to be
                                    taken such other actions as are expressly required under this Agreement or as any other party or its legal counsel may reasonably require in order to document and consummate the transaction which is the subject matter of this Agreement.


                                  SECTION THREE
                                  -------------
                    REPRESENTATIONS AND WARRANTIES OF WESTERN
                    -----------------------------------------

         Western represents and warrants as follows:

         3.01. Capital Structure of Company. The authorized capital units of Company consists of 100 units (the "Authorized Units"). That all of the Authorized Units are owned by and under the control of Western. All of the Authorized are validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, calls, rights, warrants, convertible securities or other agreements or commitments obligating Company, to issue, sell or otherwise dispose of or to purchase, redeem or otherwise acquire any of the Authorized Units.

         3.02. Ownership of Authorized Units. At closing, Western shall transfer the Units to Voyagers free and clear of all liens, encumbrances, claims or rights of others or defects in title. No action is pending and Western have no knowledge of any threatened action which would contest Western' ownership of


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                  the Units, or their right to transfer the Units. The Units are not subject to any contract of sale, option or similar agreement.

         3.03. Authority. Western have full right, power and authority to enter into and perform this Agreement and to sell and transfer the Units as herein contemplated without obtaining the consent or approval of any governmental authority or any other person or entity.

         3.04. Brokerage or Finder's Fee. No agent, broker, investment banker, person or firm acting on behalf of Company or Western are or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.


                                  SECTION FOUR
                                  ------------
                    REPRESENTATIONS AND WARRANTIES OF VOYAGER
                    -----------------------------------------

         Voyager represents and warrants as follows:

         4.01. Compliance With Instrument; No Adverse Agreements. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any terms of any material agreement, mortgage, indenture, license, permit, franchise, lease, or other instrument, judgment, decree, order, law, or regulations by which Voyager is bound. Voyager is not subject to any agreement or instrument or to any judgment, order, writ, injunction, decree, rule, or regulation which would prevent the consummation of any of the transactions contemplated hereunder or compliance by Voyager with the terms and conditions and provisions hereof.

         4.02. No Brokerage or Finder's Fees Agreements. No agent, broker, investment banker, person or firm acting on behalf of Voyager or under the authority of Voyager is or will be entitled to any broker's or finder's fee, directly or indirectly, or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

         4.03. Intent. Voyager is acquiring the Units purchased herein for their own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

                                  SECTION FIVE
                                  ------------
                                 INDEMNIFICATION
                                 ---------------

         5.01. Voyager hereby agrees to indemnify, defend, and hold harmless Western against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and costs associated therewith, incurred, suffered, or asserted against Western, which arise, result from, or relate to claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies arising from or related to the operation of the Company.

         5.02. Western shall notify Voyager of the existence of any such claim, demand or other matter to which this indemnification obligation would apply, and shall give Voyager a reasonable


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                  opportunity to defend the same at their own expense and with counsel of their own selection, provided that Western shall at all times also have the right to participate fully in the defense. If Voyager, within a reasonable time after this notice, fail to defend, Western shall have the right, but not the obligation, to undertake the defense of and to compromise and/or settle the claim or other matter on behalf and for the account and at the risk of Voyager.


                                   SECTION SIX
                                   -----------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         6.01. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, legatees, devises, administrators, personal representatives, executors, successors and assigns.

         6.02. Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants, indemnifications and agreements of Western and Voyagers contained herein or in any instruments, certificates, or opinion or other writing provided for herein, shall survive the closing for a period of six (6) years only.

         6.03. Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below.

                  If to Western:
                  -------------

                           Western Architectural Services, LLC
                           Attn.:  Tracy Jones
                           12552 South 125 West, Suite B
                           Draper, Utah 84020

                  If to Voyager:
                  -------------

                           Voyager Entertainment International, Inc.
                           Attn.:  Richard Hannigan
                           4483 West Reno Ave.
                           Las Vegas, Nevada 89118

                  Service of any such notice or other communication made by mail shall be deemed complete on the date of actual delivery thereof as shown by the addressee's registry or certification. Either party may change the address to which future notices shall be sent by delivering notice of such changed address in the manner herein described.

         6.04. Expenses and Fees. Except as herein expressly provided for, each of the parties hereto will pay its or their own expenses incident to the preparation and carrying out of this Agreement and the expenses and fees involved in the preparation and delivery of all other documents required to be delivered by or on behalf of it or them hereunder.

         6.05. Entire Agreement. This Agreement, including any exhibits attached hereto and the related documents described herein, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior written or oral negotiations, commitments,


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                  representations and agreements with respect thereto.

         6.06. Heading; Captions. The headings and captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit, or describe the scope or intent of this Agreement or any other provisions hereof.

         6.07. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one in the same.

         6.08. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         6.09. Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, and other fees and costs, incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         6.10. Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making such waiver.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                           VOYAGER ENTERTAINMENT INTERNATIONAL,
                           INC., a Nevada corporation




                           By: /S/ Richard L. Hannigan, Sr.
                               ---------------------------------------------
                               Name: Richard L. Hannigan, Sr.
                               Title:   President/CEO


                           WESTERN ARCHITECTURAL SERVICES, LLC, a
                           Utah limited liability company




                           By: /S/ Tracy Jones
                               ----------------------------------------------
                               Name:  Tracy Jones
                               Title:    Managing Member








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